                                                                    EXHIBIT 99.1


                                COMPANY CONTACT:
                                Danette R.M. Meyer, Ph.D. (Dmeyer@atrixlabs.com) Director of Investor Relations
                                ATRIX LABORATORIES, INC.
                                (970) 482-5868
                                http://www.atrixlabs.com

                 ATRIX LABORATORIES REPORTS 2003 SECOND QUARTER
                                FINANCIAL RESULTS

              HIGHLIGHTS:

          o   NET SALES AND ROYALTIES INCREASE 207% OVER 2Q 2002

          o   TOTAL QUARTERLY REVENUE INCREASES TO OVER $12 MILLION

          o   QUARTERLY LOSS NARROWS TO $0.04 PER SHARE

FORT COLLINS, CO (JULY 30, 2003) -- ATRIX LABORATORIES, INC. (NASDAQ NM: ATRX) today announced consolidated financial results for the second quarter and six months ended June 30, 2003.

Total revenue increased 89 percent to $12.3 million compared to total revenue of $6.5 million for the quarter ended June 30, 2002. The net loss applicable to common stock for the second quarter of 2003 narrowed 85 percent to $0.7 million or $0.04 per share compared to a net loss applicable to common stock for the second quarter of 2002 of $4.6 million or $0.23 per share.

For the second quarter ended June 30, 2003, net sales and royalty revenue increased 207 percent to $4.6 million compared to $1.5 million in second quarter 2002. This increase was primarily due to the recognition of $3.1 million in sales and royalties from the Eligard(R) (leuprolide acetate for injectable suspension) prostate cancer franchise.

"This quarter represents the first full quarter of sales for all three Eligard dosage forms resulting in a 65 percent increase in Eligard revenue compared to first quarter of this year," said David R. Bethune, Atrix's chairman and chief executive officer. "We expect the results of the sales force efforts to continue in the third quarter when we will begin to see the benefit of the additional field sales representatives that were added by Sanofi-Synthelabo during second quarter."

Bethune continued, "Also in the second quarter we reported progress across various broad development efforts, including positive preclinical results for the Pfizer bone growth product formulated in Atrigel(R) that is currently in Phase I clinical testing, successful completion of enrollment of the Atrisone(TM) (5% dapsone) Phase III pivotal studies for the treatment of acne and good interim results for the Eligard 45mg six-month product, which is also in Phase III clinical testing. Additionally, due to development efforts in the second quarter, we plan to submit an Investigational New Drug application (IND) for an Atrigel formulation of octreotide for treatment of symptoms of carcinoid tumors in the third quarter."

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Contract research and development revenue increased 63 percent to $5.7 million for the quarter compared to $3.5 million for the same period last year. This increase was due to reimbursement from strategic partners for large Phase III clinical trials currently being conducted for Eligard 45mg six-month prostate cancer product and Atrisone for the treatment of acne.

Research and development expenses increased 24 percent to $9.3 million for the period compared to $7.5 million for the six months ended June 30, 2002. Development partners, including Sanofi-Synthelabo Inc., Fujisawa Healthcare Inc. and the Novartis-company, Geneva Pharmaceuticals, Inc., reimbursed approximately 60 percent of total R&D expenses in the current quarter.

For the six months ended June 30, 2003, total revenue increased 90 percent to $21.8 million compared to total revenue of $11.5 million for the quarter ended June 30, 2002. The net loss for the first six months of 2003 narrowed to $3.7 million or $0.19 per share applicable to common stock compared to a net loss for the first six months of 2002 of $9.4 million or $0.47 per share applicable to common stock.

CONFERENCE CALL INFORMATION
Atrix management will host a conference call on July 30, 2003 at 11:00 a.m., EDT. The conference will be available by telephone at 800-245-3043 with the ID:
ATRIX. A replay of the call will be available for one week after the event at 800-938-2796. The conference call will also be simultaneously webcast over the Internet. The link for the webcast can be found at Atrix's homepage at http://www.atrixlabs.com.

ABOUT ATRIX LABORATORIES
Atrix Laboratories, Inc. is an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique patented technologies, Atrix is currently developing a diverse portfolio of proprietary products, including oncology, pain management, and dermatology products. The company also partners with large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to improve existing products. Additional information is available on the Atrix Laboratories, Inc. website at http://www.atrixlabs.com.

This press release contains statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, including statements about the following topics: the company's expectations for Eligard and the company's expectation of Sanofi-Synthelabo Inc. to successfully market Eligard; its expectation of receiving royalties on sales of Eligard and its plan to manufacture Eligard at its facility in Fort Collins, Colorado. The company is subject to certain risk factors that may cause actual results to differ materially from anticipated results. Those risks include, but are not limited to, the following: risks associated with product demand, pricing, market acceptance of its current and proposed products, the expectation for an IND submission for Atrigel-octreotide in the third quarter, changing economic conditions, risks in product and technology development and competition from other products and treatments. For additional information about risk factors, please see the reports filed by the company with the SEC, including the company's Annual Report on Form 10-K for the year ended December 31, 2002 and the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. The statements in this press release are made as of today, based on information currently known to management, and the company disclaims any duty to update such statements.

Eligard is a registered trademark of Sanofi-Synthelabo, Inc.

                                 (Tables follow)

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                    ATRIX LABORATORIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                   (UNAUDITED)

                                                             Three Months       Three Months       Six Months         Six Months
                                                                Ended              Ended             Ended              Ended
                                                            June 30, 2003      June 30, 2002      June 30, 2003      June 30, 2002
                                                            -------------      -------------      -------------      -------------
REVENUES:
 Net sales and royalties                                    $       4,563      $       1,474      $       7,783      $       2,632
 Contract research and development revenue                          5,689              3,513              9,999              6,008
 Licensing, marketing rights and milestone revenue                  2,091              1,497              4,022              2,859
                                                            -------------      -------------      -------------      -------------
           Total revenues                                          12,343              6,484             21,804             11,499
                                                            -------------      -------------      -------------      -------------

OPERATING EXPENSES:
 Cost of sales                                                      1,862                792              3,290              1,303
 Research and development                                           9,277              7,512             17,969             14,074
 Administrative and marketing                                       2,636              2,407              5,491              4,230
 Administrative - stock option compensation                            --                 --                 22              1,256
Gain on extinguished debt                                              --                (44)                --                (30)
                                                            -------------      -------------      -------------      -------------
           Total operating expenses                                13,775             10,667             26,772             20,833
                                                            -------------      -------------      -------------      -------------
LOSS FROM OPERATIONS                                               (1,432)            (4,183)            (4,968)            (9,334)
                                                            -------------      -------------      -------------      -------------

OTHER INCOME (EXPENSE):
 Equity in loss of joint venture                                       (4)              (335)               (77)              (745)
 Investment income and expense, net                                   681              1,154              1,420              2,380
 Gain (loss) on sale and write-down of marketable
 securities(1)                                                        309             (1,005)               428             (1,076)
 Debt conversion expense                                               --                 --                 --               (125)
 Other                                                                (17)                (6)               (16)                (5)
                                                            -------------      -------------      -------------      -------------
           Net other income (expense)                                 969               (192)             1,755                429
                                                            -------------      -------------      -------------      -------------

NET LOSS                                                             (463)            (4,375)            (3,213)            (8,905)
Accretion of dividends on preferred stock                            (249)              (233)              (494)              (461)
                                                            -------------      -------------      -------------      -------------
NET LOSS APPLICABLE TO COMMON STOCK                         $        (712)     $      (4,608)     $      (3,707)     $      (9,366)
                                                            =============      =============      =============      =============

Basic and diluted loss per common share:
Net loss                                                    $        (.02)     $        (.22)     $        (.16)     $        (.45)
Accretion of dividends on preferred stock                            (.02)              (.01)              (.03)              (.02)
                                                            -------------      -------------      -------------      -------------
Net loss applicable to common stock                         $        (.04)     $        (.23)     $        (.19)     $        (.47)
                                                            =============      =============      =============      =============
Basic and diluted weighted average common shares
outstanding                                                    19,773,194         20,229,830         19,757,480         20,079,496
                                                            =============      =============      =============      =============

    (1) Write-down of WorldCom senior notes following bankruptcy filing in 2002

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                               BALANCE SHEET DATA

                                 (IN THOUSANDS)

                                                                                         JUNE 30, 2003        DECEMBER  31, 2002
                                                                                       ------------------     ------------------
Working capital                                                                        $          106,694     $          114,039
Total assets                                                                                      145,632                150,025
Deferred revenue                                                                                   37,400                 37,064
Series A convertible exchangeable preferred stock                                                  15,008                 14,514
Shareholders' equity                                                                               79,678                 82,255

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